Exhibit 3.99

CERTIFICATE OF LIMITED PARTNERSHIP

OF

TEAM HEALTH BILLING SERVICES, L.P.

Pursuant to Tennessee Code Annotated Section 61-2-201, the undersigned general partner hereby executes this Certificate of Limited Partnership and certifies as follows:

1. The name of the limited partnership is Team Health Billing Services, LP.

2a. The address of the limited partnership’s initial registered office is:

500 Tallan Building

Two Union Square

Chattanooga, Tennessee 37402

Hamilton County

2b. The name of the limited partnership’s initial registered agent, to be located at the address listed in 2a, is Corporation Service Company.

3. The address of the limited partnership’s principal office is:

1900 Winston Road, Suite 300

Knoxville, Tennessee 37919

4. The name and address of the limited partnership’s general partner is:

Team Health, Inc.

1900 Winston Road, Suite 300

Knoxville, Tennessee 37919

Dated: October 21, 1997.

GENERAL PARTNER:

Team Health, Inc.

By:	/s/ Illegible
Its:	Asst. Sec.